Exhibit 99.1

Flying Eagle Acquisition Corp., Led by Harry Sloan and Founding Investor Jeff Sagansky, Announces the
Separate Trading of its Class A Common Stock and Warrants, Commencing on or about April 27, 2020

LOS ANGELES, CA April 22, 2020 – Flying Eagle Acquisition Corp. (the “Company”), the sixth public acquisition vehicle led by Harry Sloan and founding investor Jeff Sagansky, today announced that holders of the units sold in the Company’s initial public offering of 69,000,000 units completed on March 10, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about April 27, 2020. Any units not separated will continue to trade on The New York Stock Exchange under the symbol “FEAC.U”, and each of the shares of Class A common stock and warrants will separately trade on The New York Stock Exchange under the symbols “FEAC” and “FEAC WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Flying Eagle Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective initial business combination target will not be limited to a particular industry, sector or geographic region. While the Company may pursue an initial business combination opportunity in any industry or sector, it intends to capitalize on the ability of its management team to identify, acquire and operate a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company’s management team has extensive experience in identifying and executing strategic investments globally and has done so successfully in a number of sectors, including media and entertainment.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC at 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; or from Deutsche Bank Securities at 60 Wall Street, New York, NY 10005, Attn: Prospectus Group, by telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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MEDIA CONTACT:

Jeff Pryor/Priority PR

t. (818) 661-6368

e. jeff@prioritypr.net

INVESTOR CONTACT:

Eli Baker

t. (424) 284-3519

e. elibaker@geacq.com